Exhibit 10.1

EXECUTION VERSION

HSBC SECURITIES (USA) INC.

HSBC BANK USA, NATIONAL ASSOCIATION

HSBC BANK PLC

425 Fifth Avenue

New York, NY 10018

CONFIDENTIAL

January 30, 2017

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, IL 60015

Attention:	George Fairweather
Executive Vice President and Global Chief Financial Officer

Project Victoria

Backstop Facility Commitment Letter

Ladies and Gentlemen:

Walgreens Boots Alliance, Inc., a Delaware corporation (the “Borrower” or “you”), has informed HSBC Securities (USA) Inc. (“HSBC Securities”), HSBC Bank USA, National Association (“HSBC USA”) and HSBC Bank plc (“HSBC PLC” and, together with HSBC Securities and HSBC USA, “HSBC”, the “Commitment Parties”, “we” or “us”) that the Borrower intends to acquire (the “Acquisition”) directly or indirectly, all the issued and outstanding equity interests in Rite Aid Corporation, a Delaware corporation (the “Acquired Company” and, together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger, dated as of October 27, 2015, as amended pursuant to Amendment No. 1 thereto, dated as of January 30, 2017 (together with the exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”), among you, the Acquired Company and Victoria Merger Sub, Inc., a Delaware corporation, for consideration consisting of cash. Capitalized terms used and not defined in this letter (together with Annexes A and B hereto, the “Commitment Letter”) shall have the meanings assigned to them in Annex A or B hereto, as applicable. In connection with the Acquisition, the Borrower intends to repay certain indebtedness of the Acquired Business, including, without limitation, the Company Credit Agreements (as such term is defined in the Merger Agreement) on the Closing Date (as defined below), and in connection with foregoing, the Borrower has entered into (i) that certain Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Initial Term Loan Agreement”), dated as of December 18, 2015, among the Borrower, the institutions from time to time parties thereto as lenders and Bank of America, N.A. as administrative agent, (ii) that certain Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “SMBC Term Loan Agreement” and, together with the Initial Term Loan, the “Term Loan Agreements”), dated as of August 30, 2016, among the Borrower, the institutions from time to time parties thereto as lenders and Sumitomo Mitsui Banking Corporation as administrative agent and (iii) that certain Bridge Credit Agreement, dated as of December 18, 2015, among the Borrower, the institutions from time to time parties thereto as lenders and UBS AG, Stamford Branch, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Bridge Loan Agreement” and, together with the Term Loan Agreements, in each case, including any additional credit agreements providing a replacement for the expired commitments thereunder, the “Existing Credit Agreements”).

In connection with the Acquisition, you have requested a backstop bridge facility (the “Facility”) in an aggregate principal amount of up to the sum of $5,000,000,000 (provided that, the amount of the Facility shall be automatically reduced as provided under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” in Annex B hereto) in the form set forth on Annex B hereto (the “Credit Agreement”), which would be intended to replace the expired commitments in respect of the Existing Credit Agreements.

The acquisition and the other transactions described in this paragraph are collectively referred to as the “Transactions”.

1.	Commitments; Titles and Roles.

In connection with the foregoing, HSBC PLC is pleased to commit to (i) provide 100% of the principal amount of the Facility on the terms set forth in this Commitment Letter and subject only to the satisfaction of the conditions to funding set forth in Article IV of the Credit Agreement; provided that, the amount of the Facility shall be automatically reduced as provided under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” in Annex B hereto and (ii) deliver an executed version of the Credit Agreement as promptly as practicable and in any event within one business day following the date of the acceptance by you hereof. HSBC PLC, is individually referred to herein as the “Initial Lender”, and collectively as the “Initial Lenders”.

Additionally, in connection with the foregoing, (a) HSBC Securities and HSBC PLC is pleased to confirm its agreement to act, and you hereby appoint HSBC Securities and HSBC PLC to act, as lead arranger and bookrunner in connection with the Facility (in such capacities, (i) the “Arranger” and (ii) the “Bookrunner”) and (b) HSBC USA is pleased to confirm its agreement to act, and you hereby appoint HSBC USA to act, as sole administrative agent for the Facility, in each case on the terms set forth in this Commitment Letter and, in either case, will perform the duties customarily associated with such roles. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Credit Agreement and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

The fees to be paid in connection with, the services of HSBC USA in its capacity as administrative agent for the Facility are set forth in the Administrative Agent Fee Letter being entered into by you and HSBC USA on the date of the acceptance by you hereof (the “Fee Letter”).

2.	Conditions Precedent.

The Commitment Parties’ commitment and agreement hereunder to deliver an executed version of the Credit Agreement is subject solely to the acceptance by you hereof and the initial funding of the Facility shall occur upon satisfaction (or waiver) of the conditions expressly set forth in Article IV of the Credit Agreement; it being understood and agreed that there are no other conditions (implied or otherwise, including compliance with the terms of this Commitment Letter, the Fee Letter and the Credit Agreement) to the commitments hereunder.

The date on which the initial borrowing under the Facility occurs and the Acquisition is consummated is referred to herein as the “Closing Date”.

3.	Syndication.

The syndication of the Facility, including determinations as to the timing of offers to a group of prospective banks, financial institutions and other institutional lenders and investors identified by the Arranger and you, including, without limitation, any relationship lenders designated by you (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”), the selection of Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender, will be conducted jointly by the Arranger and the Borrower and it is agreed that (x) the Lenders shall be limited to the banks, financial institutions and investors agreed prior to the commencement of syndication and such other banks, financial institutions and investors approved by you (each such Lender, an “Approved Lender”); provided that no such bank, financial institution or investor shall hold more than 20% of the commitments in respect of the Facility and (y) the syndication of the Facility shall commence no earlier than the earlier of (A) the Closing Date and (B) the date which is 45 days following your acceptance hereof (such earlier date, the “Syndication Start Date”).

Notwithstanding the Arranger’s right to syndicate the Facility and receive commitments with respect thereto, until the applicable Lenders shall have executed and delivered the Credit Agreement (or executed an assignment thereunder, as applicable), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the date of the effectiveness of, and initial funding under, the Facility) in connection with any syndication, assignment or participation of the Facility, including its commitments in respect thereof, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facility and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments.

For the avoidance of doubt and as described in Section 1 above, the Arranger agrees to deliver the executed Facility Documentation as promptly as practicable and in any event within one business day following your acceptance hereof.

You agree to use your commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from your and your subsidiaries’ existing relationships with banks and other financial institutions. To facilitate an orderly and successful syndication of the Facility, you agree that until the earlier of (a) the achievement of a Successful Syndication and (b) 90 days following the date of initial funding under the Facility (such earlier date being called the “Syndication Date”), you will ensure that there will be no competing issues, offerings, placements or arrangements of debt securities or syndicated commercial bank or other syndicated credit facilities of yours or your subsidiaries, and to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof will use your commercially reasonable efforts to ensure that there will be no competing issues, offerings, placements or arrangements of debt securities or syndicated commercial bank or other syndicated credit facilities of the Acquired Business (other than (i) the Facility (or any permanent financing entered into in lieu thereof), (ii) any Existing Credit Agreement, (iii) prior to the closing of the Acquisition, any indebtedness of the Acquired Business permitted to be incurred under the Merger Agreement and (iv) Excluded Debt), in either case, without the prior written consent of the Arranger (such consent may be withheld only if, in the reasonable judgment of the Arranger, such financing, syndication or placement would be likely to materially impair the primary syndication of the Facility).

The Arranger and the Borrower intend to commence syndication efforts promptly after the Syndication Start Date. To assist the Arranger in such syndication efforts, until the Syndication Date you agree (a) to prepare and provide customary information with respect to the Borrower and its subsidiaries and the transactions contemplated hereby that is reasonably requested by the Arranger in connection with and customary for, the syndication of the Facility and (b) to cooperate with the Arranger in connection with (i) the presentation of one or more information packages (collectively, the “Lender Presentation”) in a reasonable number of meetings and, to the extent reasonably necessary, one or more conference calls with prospective Lenders in connection with the syndication of the Facility at times and locations to be mutually agreed and upon reasonable notice (including through direct contact between senior management and certain relevant non-legal representatives of the Borrower and prospective Lenders) and (ii) the use of commercially reasonable efforts to maintain a public rating (but no specific rating) of the Borrower’s Index Debt from Moody’s Investor Services, Inc. (“Moody’s”) and a public rating (but no specific rating) of the Borrower’s Index Debt from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto) (“S&P”), in each case taking into account the Transactions. You will be solely responsible for the contents of the Lender Presentation and all other information, documentation or other materials delivered to the Arranger in connection therewith, and acknowledge that the Arranger will be using and relying upon such information without independent verification thereof.

A “Successful Syndication” means a syndication of the Facility that results in the Initial Lenders’ committed portion of the Facility being no greater than 30% of the aggregate principal amount of commitments, or, if the Facility shall have been funded, the aggregate principal amount of the Loans outstanding, under the Facility.

Notwithstanding anything to the contrary set forth in this Commitment Letter or the Fee Letter or any other agreement (but subject to the express conditions precedent set forth in Section 2 of this Commitment Letter and in Article IV of the Credit Agreement), the commencement or successful completion of any syndication of the Facility, maintenance of ratings and compliance with this Commitment Letter (including the compliance with any of the provisions set forth in clauses (a) and (b) of the immediately preceding paragraph) shall in no event constitute a condition precedent to the commitment hereunder to deliver the executed Facility Documentation as promptly as practicable and in any event within one business day following your acceptance hereof.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of you, the Acquired Business or any of your or their respective affiliates; provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Arranger that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any of your representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Credit Agreement. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facility shall be those required to be delivered pursuant to Article IV of the Credit Agreement.

You agree that information regarding the Facility and the Information provided by or on behalf of the Borrower to the Arranger in connection with the Facility or the other transactions contemplated hereby (including draft and execution versions of the Credit Agreement, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower) may be disseminated to prospective Lenders and other persons on a confidential basis through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arranger’s standard syndication practices, and you acknowledge that neither the Arranger nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of the Arranger or such affiliates or any of their respective partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision).

You acknowledge that certain of the Lenders may be “public side” Lenders that do not wish to receive material non-public information within the meaning of federal or state securities laws with respect to the Borrower, the Acquired Business, their respective subsidiaries or any of the respective securities of any of the foregoing (such information being called “MNPI” and each such Lender being called a “Public Lender”). At the reasonable request of the Arranger, you agree to assist in the preparation of an additional version of the Lender Presentation to be used by Public Lenders that does not contain MNPI (which version of the Lender Presentation to be used by Public Lenders shall only contain information of the type consistent with that included in filings made by you and the Acquired Company with the Securities and Exchange Commission). It is understood that, in connection with your assistance described above, (a) you will provide authorization letters to the Arranger authorizing the distribution of the Information to prospective Lenders and containing the representations set forth in Section 4 hereof and a representation that such versions do not contain MNPI (except as otherwise set forth in the last sentence of this paragraph) and (b) the Lender Presentation will include provisions that exculpate us and our affiliates with respect to any liability related to the use or misuse of the content of such Lender Presentation or related offering and marketing materials by the recipients thereof, and exculpate you, the Acquired Business or any of your or their respective affiliates, in the event of any unauthorized misuse of the Lender Presentation or related offering and marketing materials by the recipients thereof. In addition, you agree upon our reasonable request to use commercially reasonable efforts to clearly designate as such all Information provided to the Arranger by or on behalf of the Borrower that is suitable to make available to Public Lenders (it being agreed that distribution of any Information that is not so identified may be restricted by the Arranger to Lenders that are not Public Lenders). You agree that, unless expressly identified as Information that is suitable to make available to Public Lenders, each document to be disseminated by the Arranger (or any other agent) to any Lender in connection with the Facility will be deemed to contain MNPI and the Arranger (or such agent) will not make any such materials available to Public Lenders. You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may, after you and your counsel shall have been given a reasonable opportunity to review them, be distributed to Public Lenders (unless you notify the Arranger in writing (including by email) prior to such distribution that any such document contains MNPI): (a) drafts and final versions of the Credit Agreement, (b) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) term sheets and notification of changes in the terms and conditions of the Facility. If you advise the Arranger in writing within a reasonable period of time (including by email) prior to dissemination that any of the foregoing items should not be distributed to Public Lenders, then the Arranger will not distribute such materials to Public Lenders without further discussions with you.

4.	Information.

You represent and warrant that (in the case of Information (as defined below) regarding the Acquired Business and its business, to your knowledge) all information (other than information of a general economic or industry nature) (the “Information”) provided by or on behalf of the Borrower or its representatives to the Commitment Parties or the Lenders in written form in connection with the transactions contemplated hereby (including, for the avoidance of doubt, all Information set forth in the Lender Presentation) does not, when taken as a whole, and will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading when taken as a whole and in light of the circumstances under which such statements were made (giving effect to any supplements then or theretofore furnished). You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if such Information were being furnished, and such representations were being made, at such time, then you will (or with respect to Information relating to the Acquired Business, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof you will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, such Information so that such representations will be correct in all material respects under those circumstances (or with respect to Information relating to the Acquired Business, to your knowledge, such representations will be correct in all material respects under those circumstances). In arranging and syndicating the Facility, the Arranger will be entitled to use and rely on the Information without responsibility for independent verification thereof, and you acknowledge and agree that the Arranger will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower, the Acquired Business or any other person or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of the Commitment Parties to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter. Whether or not the Acquisition is consummated or the Facility is funded, you agree to reimburse the Arranger periodically for its reasonable and documented out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses and travel expenses associated with the arrangement and syndication of the Facility and the reasonable fees, disbursements and other charges of our outside counsel (limited to Davis Polk & Wardwell LLP as outside counsel, in addition to one local counsel in any relevant jurisdiction (which may include one specialist counsel acting in multiple jurisdictions) as appropriate and reasonably required retained with your written consent) arising in connection with the Commitment Letter or the Fee Letter or any matter referred to herein or therein).

6.	Assignments.

This Commitment Letter shall not be assignable by you or us without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Any Commitment Party may assign its agreements hereunder (but for the avoidance of doubt not its commitments hereunder), in whole or in part, to any of its affiliates.

7.	Confidentiality.

Please note that this Commitment Letter and the Fee Letter, the terms hereof and thereof and any written communications provided by, or oral discussions with, the Arranger in connection with this arrangement are exclusively for your information and may not be disclosed by you to any other person or circulated or referred to publicly without the prior written consent of the Arranger (such consent not to be unreasonably withheld, conditioned or delayed); provided that we hereby consent to your disclosure of (a) this Commitment Letter and the Fee Letter, the terms hereof and thereof and such communications and discussions (i) to your affiliates and your and their respective officers, directors, employees, partners, agents, attorneys, accountants and advisors, in each case, who are directly involved in the consideration of the Facility and who have been advised by you of the confidential nature of such information, (ii) pursuant to a subpoena or order issued by a court or by judicial, administrative or legislative body or committee, or in any pending judicial, administrative or legal proceeding, or as otherwise required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform the Arranger promptly thereof to the extent practicable and not prohibited by law, rule or regulation) or required or requested by governmental and/or regulatory authorities, (b) this Commitment Letter and the terms hereof, and if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter have been redacted in a manner reasonably agreed by us, such redacted version of the Fee Letter to the Acquired Business and to the Acquired Business’s officers, directors, employees, partners, agents, attorneys, accountants and advisors, in each case, who have been advised of the confidential nature of such information, (c) information regarding the Facility (but not the Fee Letter or the terms thereof) in the Lender Presentation, any prospectus or other offering memorandum relating to the offering of any notes or any S-4 or other filing with the Securities and Exchange Commission or any other governmental authority in connection with the Acquisition (provided, that the Borrower may include the aggregate amount payable as fees under the Fee Letter as part of financial projections, pro forma information or aggregate transaction expenses in a sources and uses disclosure to the extent customary or required in offering or marketing materials for any notes or any such filing), (d) this Commitment Letter and the terms hereof (including the annexes hereto) (but not the Fee Letter or the terms thereof) to potential Lenders in any syndication or other marketing materials in connection with the Facility (including the Lender Presentation) in each case in consultation with us (provided, that the Borrower may include the aggregate amount payable as fees under the Fee Letter as part of financial projections, pro forma information or aggregate transaction expenses in a sources and uses disclosure to the extent customary or required in offering or marketing materials for the Facility) and (e) the draft Credit Agreement and the terms thereof (but not the Fee Letter or the terms thereof), to ratings agencies in connection with obtaining the ratings. Notwithstanding the foregoing, following your acceptance hereof, the Commitment Letter (but not the Fee Letter) may be filed with the Securities and Exchange Commission, and thereafter the foregoing restrictions on the disclosure of the Commitment Letter shall no longer apply.

Each Commitment Party will use all confidential information provided to any of them by or on behalf of the Borrower or the Acquired Business hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby, and will treat as confidential all such information and will not publish, disclose or otherwise divulge, such information without the prior written consent of the Borrower; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants or to any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (collectively, “Specified Counterparties”); provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arranger or customary market standards for dissemination of such types of information, subject to customary confidentiality restrictions that are no less restrictive in any material respect than those in this paragraph, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information, (ii) to its affiliates and its and their respective officers, directors, members, partners, agents, advisors, employees and representatives on a confidential and need-to-know basis (with such Commitment Party, to the extent such person’s compliance with this paragraph is within its control, being responsible for such compliance), (iii) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or committee, or in any pending judicial, administrative or legal proceeding, or as otherwise required by applicable law, rule, regulation or compulsory legal process (in which case such Commitment Party agrees to inform the Borrower promptly thereof to the extent practicable and not prohibited by law, rule or regulation, except to the extent in connection with an audit or examination conducted by a regulatory authority having jurisdiction over it or its affiliates), (iv) as required or requested by governmental and/or regulatory authorities having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates, including any self-regulatory organization (in which case such Commitment Party agrees to inform the Borrower promptly thereof to the extent practicable and not prohibited by law, rule or regulation, except to the extent in connection with an audit or examination conducted by a regulatory authority having jurisdiction over it or its affiliates), (v) in connection with the assertion of any due diligence defense, (vi) to the extent such confidential information is publicly available or becomes publicly available other than as a result of an improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto (including any of the persons referred to in the preceding clause (ii)) in violation of any confidentiality obligations owing to the Borrower, the Acquired Business or their respective affiliates or any related parties thereto (including any of the persons referred to in the preceding clause (ii)), (vii) provided to it from a source, other than the Borrower, the Acquired Business or their respective subsidiaries, which is not to such Commitment Party’s knowledge subject to any confidentiality or fiduciary obligation to the Borrower, the Acquired Business or their respective affiliates or any related parties thereto (including any of the persons referred to in the preceding clause (ii)) with respect to such information and (viii) to the extent that such information is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter; provided, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Credit Agreement by the parties thereto, at which time any confidentiality undertaking in the Credit Agreement shall, to the extent covered thereby, supersede the provisions in this paragraph to the extent that such provisions are binding on such Commitment Parties. Notwithstanding the foregoing, following your filing of the Commitment Letter with the Securities and Exchange Commission, the foregoing restrictions shall no longer apply insofar (and only insofar) as they relate to the disclosure of this Commitment Letter and the terms hereof.

Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Arranger (together with its affiliates, the “Arranger Parties”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Arranger Parties and funds or other entities or persons in which the Arranger Parties co-invest may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business, their respective affiliates and other entities and persons that may be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or have other relationships with the Borrower, the Acquired Business or their respective affiliates. In addition, the Arranger Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Arranger Parties in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons that may be the subject of the financing contemplated by this Commitment Letter, none of the Arranger Parties shall have any obligation to disclose such information, or the fact that the Arranger Party is in possession of such information, to you or any of your affiliates or to use such information on your or your affiliates’ behalf.

Consistent with the policies of the Arranger Parties to hold in confidence the affairs of its customers, none of the Arranger Parties will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers, or use such confidential information in connection with the performance of services for other customers. Furthermore, you acknowledge that the Arranger Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Arranger Parties may have economic interests that conflict with yours or those of your equityholders or affiliates. You agree that the Arranger Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Arranger Party, on the one hand, and you or your equityholders or affiliates, on the other hand with respect to the financing transactions contemplated hereby. You acknowledge and agree that the financing transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Arranger Parties, on the one hand, and you, on the other hand, and in connection therewith and with the process leading thereto, (a) the Arranger Parties have not assumed advisory or fiduciary responsibilities in favor of you or your equityholders or affiliates with respect to the financing transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Arranger Party has advised, is currently advising or will advise you or your equityholders or affiliates on other matters) or any other obligation to you, except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (b) each of the Arranger Parties is acting solely as a principal and not as an agent or fiduciary of you or your management, equityholders, affiliates, creditors or any other person in connection with the financing transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such financing transactions and the process leading thereto. You agree that you will not claim that the Arranger Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you, in connection with such financing transactions or the process leading thereto contemplated herein. As you know, HSBC has been retained by you as financing consultant (in such capacity, the “Consultant”) in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Consultant and, on the other hand, the Arranger Parties and their affiliates’ relationships with you as described and referred to herein. In addition, the Arranger Parties may employ the services of their affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other entities or persons that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Arranger Parties hereunder.

HSBC or its affiliates are, or may at any time, be a lender under the Existing Credit Agreements (in such capacity, the “Existing Credit Agreement Lender”). The Borrower acknowledges and agrees for itself and its subsidiaries that the Existing Credit Agreement Lender (a) will be acting for its own account as principal in connection with the existing facilities, (b) will be under no obligation or duty as a result of HSBC’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that the Existing Credit Agreement Lender may be entitled to take or exercise in respect of the existing facilities and (c) may manage its exposure to the existing facilities without regard to HSBC’s role hereunder.

In addition, please note that the Arranger Parties do not provide accounting, tax or legal advice.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will automatically terminate upon the first to occur of (a) the consummation of the Acquisition with or without the funding of the Facility, (b) after execution of the Merger Agreement and prior to the time of the consummation of the Acquisition, the termination of the Merger Agreement by you or with your written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (c) the execution of the Credit Agreement by the parties thereto and (d) 11:59 p.m. (New York time) on July 31, 2017 or, if earlier, the End Date under the Merger Agreement (as amended from time to time).

The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 and the provisions of the Fee Letter related to compensation and expense reimbursement (to the extent applicable) will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the commitments and agreements hereunder; provided that your and our obligations under this Commitment Letter (other than those under Section 3, Section 4, Section 7 (solely as it relates to restrictions on your disclosure of the Fee Letter), 8 and, to the extent applicable, this Section 9 and the provisions of the Fee Letter related to compensation and expense reimbursement (to the extent applicable), all of which shall survive), shall automatically terminate and be of no further force and effect (and, if applicable, shall be superseded by the Credit Agreement) on the date the Credit Agreement is executed and delivered by the Lenders and you and is effective, and you and we shall be automatically released from all liability hereunder in connection therewith at such time; provided, that Section 5 hereof (including Annex A) will so terminate and be superseded only to the extent the Credit Agreement contains provisions affording the Commitment Parties rights to expense reimbursement and indemnity not less comprehensive than those provided for in such Section 5). You may terminate this Commitment Letter and/or the commitments of the Initial Lenders with respect to the Facility (or a portion thereof (ratably among the Initial Lenders)) at any time subject to the provisions of the immediately preceding sentence.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Credit Agreement by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided herein and (ii) the Fee Letter are legally valid and binding agreements of the parties thereto with respect to the subject matter set forth therein.

Each party hereto agrees for itself and, with respect to the Borrower, its affiliates, that any suit, action or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter brought by it or, with respect to the Borrower, any of its affiliates shall be brought, and shall be heard and determined, exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of, and to venue in, such court and irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter in any such court and any defense of any inconvenient forum to the maintenance of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any such suit, action or proceeding brought in any court. Any right to trial by jury with respect to any suit, action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements hereunder or the Fee Letter or any matter referred to in this Commitment Letter or the Fee Letter is hereby irrevocably and unconditionally waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that (a) the interpretation of the definition of Material Adverse Effect and whether there shall have occurred a Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Merger Agreement and (c) whether the representations and warranties made by the Acquired Company in the Merger Agreement are accurate and whether as a result of any inaccuracy thereof the Borrower has the right to terminate its obligations under the Merger Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

The Arranger hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Arranger and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Arranger and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Arranger and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties hereto with respect thereto and supersede any prior written or oral agreements between the parties hereto with respect to the Facility. This Commitment Letter may not be amended, and no term or provision hereof may be waived or modified, except by an instrument in writing signed by each of the parties hereto. The Fee Letter may not be amended, and no term or provision thereof may be waived or modified, except by an instrument in writing signed by each of the parties thereto.

Please confirm that the foregoing is in accordance with your understanding by (i) signing and returning to HSBC the enclosed copy of this Commitment Letter and Fee Letter and (ii) engaging one or more investment banks reasonably satisfactory to us, provided that an investment bank previously identified to us is deemed satisfactory, in respect of certain permanent financing in lieu of the Facility, on or before 11:59 PM (New York time) on January 31, 2017, whereupon this Commitment Letter will become a binding agreement between HSBC and you. If this Commitment Letter has not been signed and returned and the engagement consummated as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

Very truly yours,

HSBC SECURITIES (USA) INC.

By:	/s/ Guillermo Nicolas Delamer
Name:	Guillermo Nicolas Delamer
Title:	Director

HSBC BANK PLC

By:	/s/ Colette Pithie
Name:	Colette Pithie
Title:	Associate Director

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Annette Kos-Culkin
Name:	Annette Kos-Culkin
Title:	Vice President

[Signature Page to Backstop Facility Commitment Letter]

ACCEPTED AND AGREED AS OF
JANUARY 31, 2017:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Claudio Moreno
Name:	Claudio Moreno
Title:	Vice President, Global Treasury

[Signature Page to Backstop Facility Commitment Letter]

ANNEX A

CONFIDENTIAL

ANNEX A

You agree to indemnify and hold each Indemnified Person (as defined below) harmless against (and, in the case of expenses, to reimburse each Indemnified Person as the same are incurred for, promptly following written demand thereof) any and all losses, claims, damages, liabilities and the reasonable and documented or invoiced out-of-pocket legal (subject to the limitations set forth below) and other expenses, in each case to the extent arising out of any investigation, litigation, claim or proceeding in connection with or as a result of the transactions contemplated by this Commitment Letter and the Fee Letter (together the “Letters”) (whether or not such investigation, litigation, claim or proceeding is brought by you, the Acquired Business or any of your or its equityholders, affiliates or creditors or any Indemnified Person and whether or not any Indemnified Person is otherwise a party thereto), except to the extent that (and only for so long as) such loss, claim, damage, liability or related expense (a) has been found by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons, or successors of any of the foregoing), or the material breach of the agreements of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing) set forth in one or both of the Letters, or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against another Indemnified Person (other than against any of the Arranger, the Administrative Agent or other bookrunner in their capacities as such). If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then you will contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (a) the relative economic interests of (i) you and your equityholders and affiliates, on the one hand and (ii) such Indemnified Person on the other hand, in the matters contemplated by the Letters, and if (but only if and to the extent) the allocation provided for in the immediately preceding clause (a) is for any reason held to be unenforceable, (b) the relative fault of (1) you and your equityholders and affiliates, on the one hand and (2) such Indemnified Person on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. Your reimbursement, indemnity and contribution obligations under this paragraph shall be in addition to any liability or obligation that you may otherwise have, shall extend upon the same terms and conditions to each affiliate of each Commitment Party and the controlling persons or subsidiaries of controlling persons or any of their or such Commitment Party’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing (collectively, the “Indemnified Persons”), and will be binding upon and inure to the benefit of any successors of you, such Commitment Party, each such affiliate and any such person. You will not be required to indemnify the Indemnified Persons for any amount paid or payable by the Indemnified Persons in the settlement of any action, proceeding or investigation without your written consent (such consent not to be unreasonably withheld) shall be deemed reasonable), but you agree to indemnify and hold harmless each Indemnified Person from and against any loss or liability by reason of the settlement of any claim or action with your consent in accordance with and to the extent provided in the other provisions of this Annex A.

You shall not settle any such claim or action without the prior written consent of the applicable Indemnified Persons (such consent not to be unreasonably withheld) unless such settlement (a) provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Persons and (b) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person. In no event will you (or any of your subsidiaries or affiliates), or any Indemnified Person have any liability for any indirect, special, consequential or punitive damages (including, without limitation, any loss of profits, business or

Annex A-1

anticipated savings) in connection with or as a result of the transactions contemplated by the Letters (it being agreed, however, that your indemnity and contribution obligations, as set forth in the preceding provisions of this Annex A, will apply in respect of any indirect, special, consequential or punitive damages that may be awarded against any Indemnified Person in connection with a claim by a third party unaffiliated with any of the Commitment Parties).

Notwithstanding the foregoing, (x) the Borrower’s obligation to reimburse legal expenses shall be limited to the fees, charges and disbursements of one counsel for all Indemnified Persons, taken as a whole, (and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include one specialist counsel acting in multiple jurisdictions) for all such Indemnified Persons, take as a whole), which, if the Arranges or its affiliates shall be parties or potential parties to any such action or proceeding, shall be selected by the Arranger, and, solely in the case of an actual or perceived conflict of interest where any Indemnified Person or Indemnified Persons affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of one additional counsel in each applicable jurisdiction for the affected Indemnified Person or Indemnified Persons and (y) to the extent that it is found by a final and non-appealable judgment of a court of competent jurisdiction that an Indemnified Person is not entitled to indemnification because such loss, claim, damage or liability resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing), or the material breach of the agreements of such Indemnified Person (or any of its controlling persons or subsidiaries of controlling persons or any of their or such Indemnified Person’s partners, members, directors, agents, employees, controlling persons or successors of any of the foregoing) set forth in one or both of the Letters or the Credit Agreement, then such Indemnified Person will refund to the Borrower any portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person which is the subject of such finding; provided, that any amount so refunded shall be returned by the Borrower if such finding is overturned by a higher court.

Annex A-2